UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
August 3, 2010 ( August 2, 2010 )

China Industrial Waste Management, Inc.

(Exact name of registrant as specified in its charter)

Nevada	002-95836-NY	13-3250816
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

China Industrial Waste Management, Inc.

c/o Dalian Dongtai Industrial Waste Treatment Co., Ltd.

No. 1 Huaihe West Road

E-T-D-Zone, Dalian , China 116600

(Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code: 011-86-411-85811229

N/A

(Former Name and Address if changed since the last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 2, 2010 Ms. Guo Xin, Mr. Zhang Long and Mr. Henry Wong resigned from the Board of Directors of China Industrial Waste Management, Inc. (the “Company”). Ms. Guo will continue to serve as the Company’s Chief Financial Officer. There were no disagreements between the Company and Ms. Guo, Mr. Zhang and/or Mr. Wong on any matter relating to the Company’s operations, policies or practices that resulted in their resignations as members of the Board of Directors.

On August 2, 2010, the Company’s Board of Directors, filled the vacancy created by the resignation of Mr. Wong by appointing Mr. Wen Jiang to serve as a director. Mr. Jiang is “independent” within the meaning of the rules of The Nasdaq Stock Market, Inc. and the Securities Exchange Act of 1934. The Board of Directors also appointed Mr. Jiang as the Chairman of the Audit Committee to replace former Audit Committee Chair, Henry Wong. In an effort to increase the efficiencies of the Board of Directors, the board has determined not to fill the vacancies created by the resignations of Ms. Guo and Mr. Zhang at this time, and, therefore, to reduce the number of directors constituting the entire Board of Directors to five persons.

Mr. Wen Jiang, 46 years old, has served as a director of Andatee China Marine Fuel Services Corp.(NASDAQ: AMCF) since July 2009. Since 1993, Mr. Jiang has also served as Managing Director of the accounting firm of Wen Jiang & Company, PC in Portland, Oregon, which provides services to more than 300 clients in the public and private sectors. Mr. Jiang has 18 years of experience in accounting, auditing, tax and international business consulting matters. He is a licensed CPA in the State of Oregon (1993) and a registered member of the PCAOB. Mr. Jiang holds a Bachelor of Science degree in Accounting from Eastern Oregon University (1989).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By: /s/ Dong Jinqing
Name: Dong Jinqing
Title: Chief Executive Officer

Date: August 3, 2010